EXHIBIT 99.1

Ottawa, Canada - (Market Wire) – January 2, 2008 - Paramount Gold and Silver Corp. (TSX/NYSE.A: PZG) (Frankfurt: P6G, WKN: A0HGKQ) is pleased to announce a private placement of CDN$2,000,000 through the sale of 3,636,363 units at $0.55 each to the MineralFields Group. Each flow through unit is comprised of one restricted common share and one share purchase warrant exercisable for a period of two years from closing at a price of $1.00 per share during the first year and $1.25 during the second year. First Canadian Securities received commission of 5% of the proceeds and warrants for acting as agent in the financing.

“We are very pleased to be entering into this relationship with MineralFields Group”, said Christopher Crupi, CEO. “This is an important milestone in the growth of Paramount Gold and Silver Corp. and we look forward to working with MineralFields Group as we develop our projects in Canada.

Paramount Gold and Silver Corp. has also executed an agreement to acquire an interest in the Vidette Lake Gold Mine located in British Columbia, Canada and continues to look at other properties of interest. Further details regarding Paramount is available at www.paramountgold.com.

MineralFields Group (a division of Pathway Asset Management), based in Toronto and Vancouver, is a mining fund with significant assets under administration that offers its tax-advantaged super flow-through limited partnerships to investors throughout Canada as well as hard-dollar resource limited partnerships to investors throughout the world. Pathway Asset Management also specializes in the manufacturing and distribution of structured products and mutual funds (including the Pathway Multi Series Funds Inc. corporate-class mutual fund series). Information about MineralFields Group is available at www.mineralfields.com.